UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________
FORM 8-K
__________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2022
__________________
HPS CORPORATE LENDING FUND
(Exact name of Registrant as specified in Its Charter)
__________________

DELAWARE	814-01431	84-6391045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West 57th Street, 33rd Floor New York, New York		10019
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 287-4900
Not Applicable
(Former name or former address, if changed since last report)
__________________
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.
March 2022 Distributions
On March 30, 2022, HPS Corporate Lending Fund (the "Fund") declared regular distributions for each class of its common shares of beneficial interest (the “Shares”) in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee*	Net Distribution
Class I Common Shares	$0.1464	$—	$0.1464
Class D Common Shares	$0.1464	$—	$0.1464
Class F Common Shares	$0.1464	$—	$0.1464
*Emerson Equity LLC, the Fund's Managing Dealer, has agreed to waive shareholder servicing and/or distribution fees for Class D common shares and Class F common shares for the first nine months following February 3, 2022, the date on which the Fund broke escrow. No shareholder servicing and/or distribution fees will be paid with respect to the Class I common shares.
The regular distributions for each class of Shares are payable to shareholders of record as of March 31, 2022 and will be paid on or about April 29, 2022.
These distributions will be paid in cash or reinvested in additional Shares for shareholders participating in the Fund’s distribution reinvestment plan.
Item 8.01. Other Events.

Net Asset Value

The net asset value ("NAV") per share for each class of the Fund as of February 28, 2022, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV per share as of February 28, 2022
Class I Common Shares	$25.10
Class D Common Shares	$25.10
Class F Common Shares	$25.10
As of February 28, 2022, the Fund’s aggregate NAV was $513.0 million, the fair value of its investment portfolio was $913.9 million with principal debt outstanding (including debt incurred through warehouse transactions) of $279.7 million, resulting in ending debt-to-equity ratio of approximately 0.55 times.
Portfolio Update

As of February 28, 2022, the Fund's investment portfolio had an aggregate fair value of $913.9 million and unfunded investment commitments of $173.7 million, bringing total investments at fair value and commitments to $1,087.6 million. The investment portfolio at fair value was comprised of 99.0% first lien debt investments, 0.8% second lien debt investments and 0.2% unsecured debt investments. 98.9% of the Fund's debt investments (based on fair value) were floating rate. As of February 28, 2022, the Fund held investments in 89 portfolio companies operating across 29 different industries. The table below describes the top ten industries of the Fund's investment portfolio (based on fair value) as of February 28, 2022. The remaining industries are shown in aggregate as “Other Industries”.

	Fair Value ($ in thousands)	% of Fair Value
Software and Computer Services	$153,535	16.8%
Health Care Providers	$121,916	13.3%
Consumer Services	$118,907	13.0%
Industrial Support Services	$76,898	8.4%
General Industrials	$56,748	6.2%
Non-life Insurance	$46,066	5.0%
Industrial Engineering	$30,874	3.4%
Media	$30,452	3.3%
Personal Goods	$29,328	3.2%
Pharmaceuticals and Biotechnology	$27,461	3.0%
Other Industries	$221,737	24.3%
Total*	$913,924	100.0%

*Amounts may not sum due to rounding

Status of Offering
The Fund is currently publicly offering on a continuous basis up to $4.0 billion in Shares (the “Offering”). The following table lists the Shares and total consideration for the Offering as of the date of this filing (through the March 1, 2022 subscription date). The Fund intends to continue selling Shares in the Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Class I Common Shares	10,707,348	$268.0	million
Class D Common Shares	4,699,275	$117.8	million
Class F Common Shares	20,951,925	$524.7	million
Total Offering	36,358,548	$910.5	million

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HPS CORPORATE LENDING FUND

Date: March 30, 2022	By:	/s/ Yoohyun K. Choi
	Name:	Yoohyun K. Choi
	Title:	Secretary